News Release
FOR IMMEDIATE RELEASE

TEREX ANNOUNCES THIRD QUARTER 2011 RESULTS

WESTPORT, CT, October 26, 2011 -- Terex Corporation (NYSE: TEX) today announced income from continuing operations for the third quarter of 2011 of $36.9 million, or $0.33 per share, compared to a loss from continuing operations of $90.9 million, or $0.84 per share, in the third quarter of 2010. Excluding the sale of shares of Bucyrus International, Inc. common stock, acquisition related items and certain other items in both periods, income from continuing operations would have been approximately $33 million, or $0.30 per share, in the third quarter of 2011 compared to a loss from continuing operations of approximately $35 million, or $0.32 per share, in the third quarter of 2010. The Glossary at the end of this press release contains further details regarding these items.

Net sales from continuing operations were $1,803.6 million in the third quarter of 2011, an increase of 67.7% from $1,075.8 million in the third quarter of 2010. Excluding the impact of the acquisition of Demag Cranes AG, net sales increased approximately 44% from the comparable prior year period. Adjusting for the translation effect of foreign currency exchange rate changes and the impact of the acquisition of Demag Cranes AG, net sales increased approximately 35% from the comparable prior year period. Income from operations was $52.6 million in the third quarter of 2011, as compared to income from operations of $3.6 million in the third quarter of 2010, an improvement of $49.0 million. Excluding the impact of certain items in the current year period, income from operations as adjusted would be approximately $78 million. Excluding the impact of certain items in the prior year period, income from operations as adjusted would have been approximately $5 million. The Glossary at the end of this press release contains further details regarding these items.

All results are for continuing operations, unless stated otherwise. Discontinued operations include the Mining, Atlas and Powertrain businesses. Results for Demag Cranes AG are reported as the new Material Handling & Port Solutions segment and are for the period from August 16, 2011 through September 30, 2011. All per share amounts are on a fully diluted basis.

“Overall, our performance continues to improve in terms of net sales and operating profitability, even during this economically uncertain time,” commented Ronald M. DeFeo, Terex's Chairman and Chief Executive Officer.  We continue to see end-market demand recover in our Aerial Work Platforms (AWP) business.  We are optimistic about the rest of the year and 2012 for AWP as we are having earlier than normal conversations with customers who have indicated a willingness and need to purchase more equipment. Our Construction segment benefited from strong demand for material handlers, compact equipment and backhoe loaders, but supplier disruptions and higher input costs are still impacting some Construction businesses. In Cranes, improved production execution allowed us to deliver orders from our backlog of larger mobile cranes and port equipment while margins improved both as a result of higher sales volumes and reduced costs from restructuring announced earlier this year.  Our Materials Processing (MP) business had another solid quarter led by strong demand for larger capacity machines worldwide.”

Mr. DeFeo continued, “Additionally, we strengthened our Company this quarter with the addition of Demag Cranes AG.  We own approximately 82% of the outstanding shares of Demag Cranes AG and we have begun negotiations of a domination and profit and loss transfer agreement.  While this is not expected to be completed until 2012, we have commenced an integration planning process involving the management teams of both businesses.  We have identified specific work streams, each intended to strengthen the business, balancing speed of integration with the legal requirements of a German public company and effectiveness of domination.  We expect benefits from these efforts to offset a portion of the increased purchase accounting amortization in 2012. Our Material Handling & Port Solutions segment is expected to be accretive to Terex's consolidated results in 2012 and to a greater extent in 2013 and 2014."

Mr. DeFeo continued, “For 2011, and including the results of our Material Handling & Port Solutions segment, we anticipate our net sales for the year to be in the range of $6.3 to $6.5 billion.  We anticipate EPS, excluding restructuring, the amortization of inventory step-up related to Demag Cranes AG and other items, for the fourth quarter of 2011 to be between $0.20 and $0.25 per share. As a result, we anticipate EPS, excluding restructuring, the sale of Bucyrus International, Inc. common stock, acquisition related costs, the amortization of inventory step-up related to Demag Cranes AG and other items, for the full year to be between $0.43 and $0.48 per share.”

“Our longer term outlook is for continued growth in many of our key product categories and end markets.  While we are mindful of the continuing economic uncertainty, we continue to believe that the overall market conditions support growth led by our AWP business, mainly in North America, and our Port Equipment business globally.  We will continue to be focused on margin expansion and continued cash generation.  As a result of price increases which we will be instituting, as well as cost saving initiatives across our businesses, we anticipate increases in profitability to outpace our growth in net sales.  We are currently in the budget and strategy review process for our 2012 fiscal year, and will provide more detail on our 2012 expectations after we complete that process.”

Third Quarter Performance Review

In this press release, Terex refers to various GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures. These non-GAAP measures may not be comparable to similarly titled measures being disclosed by other companies. Terex believes that this non-GAAP information is useful to understanding its operating results and the ongoing performance of its underlying businesses. Certain financial measures are shown in italics the first time referenced and are described in a Glossary at the end of this press release.

Aerial Work Platforms: Net sales for the AWP segment for the third quarter of 2011 increased $166.4 million, or 58.9%, to $448.7 million versus the third quarter of 2010. Adjusting for the translation effect of foreign currency exchange rate changes, net sales increased approximately 55% from the comparable prior year period. The North American market showed strong growth as large rental companies continued to replace equipment in their fleets. The independent rental firms have also begun to increase their purchases, but at a slower rate than previously anticipated. Utilization rates of customer fleets have remained high, a positive sign of the strength of the replacement cycle despite the continuing soft market conditions in construction applications. Internationally, demand has steadily increased for deliveries to Europe and the Middle East, which contributed to the increased sales in the quarter. The Utilities business also showed signs of increased customer demand.

Income from operations in the third quarter of 2011 was $27.0 million, or 6.0% of net sales, as compared to income from operations of $14.0 million, or 5.0% of net sales, during the third quarter of 2010. Operating profit benefited mainly from increased sales volumes, partially offset by increasing input costs. The effect of foreign currency exchange rate changes and the reduction of a provision for foreign duty on historical shipments of certain products in the third quarter of 2010 also negatively impacted the year-over-year operating profit comparison. Price increases averaging 4.5% have been recently announced that will take effect in January 2012. The benefits from this are expected to be seen next year and are in addition to the price increases that took effect in June 2011.

Construction: Net sales for the Construction segment for the third quarter of 2011 increased $110.7 million, or 38.9%, to $395.4 million versus the third quarter of 2010. Adjusting for the translation effect of foreign currency exchange rate changes, net sales increased approximately 31% from the comparable prior year period. The improvement in net sales was driven by strong demand for backhoe loaders in Russia, compact equipment in central Europe and trucks in developing markets including Russia and South Africa.  Demand for material handlers continued to increase especially in central Europe, the segment's largest market for this type of machinery. Slow demand for roadbuilding products in North America continued due to weak highway infrastructure spending. The tightening in government sponsored financing programs continued to constrain roadbuilding demand in Brazil. As a result, the segment has taken steps to adjust production levels.

Loss from operations in the third quarter of 2011 was $6.4 million, or 1.6% of net sales, as compared to a loss from operations of $7.7 million, or 2.7% of net sales, during the third quarter of 2010. Operating results were negatively impacted by lower demand for roadbuilding products, costs associated with restructuring actions and a higher mix of lower margin compact products. Supplier constraints continued to impact results in the third quarter. Higher input costs continued to impact some of the business lines within the segment, particularly trucks where tires have been an ongoing issue. The resolution of a long-standing labor litigation was primarily offset by the positive effect of the settlement of a long-standing commercial dispute.

Cranes: Net sales for the Cranes segment for the third quarter of 2011 increased $174.9 million, or 47.4%, to $543.6 million versus the third quarter of 2010. Adjusting for the translation effect of foreign currency exchange rate changes, net sales increased approximately 32% from the comparable prior year period. Almost every crane category experienced increased sales over the same quarter last year, with straddle carriers, rough terrain cranes and boom trucks the largest contributors to the sales growth this quarter. Sales in the U.S. more than doubled and stronger demand also occurred in China, India and Germany. However, our truck cranes business in China experienced a significant decrease in demand.

Income from operations in the third quarter of 2011 was $25.9 million, or 4.8% of net sales, as compared with income from operations of $3.9 million, or 1.1% of net sales, during the third quarter of 2010. Operating results benefited from increased sales volumes, as well as the cost savings from restructuring activities previously initiated at our facilities to better match capacity with market demand.

Material Handling & Port Solutions (MHPS): Net sales for the MHPS segment for the third quarter of 2011 were $256.0 million and represent the results of Demag Cranes AG from the date of acquisition, August 16, 2011. Net sales were driven by strength in Europe, particularly Germany. Increasing demand for industrial cranes as well as for mobile harbor cranes positively impacted net sales in the period. Part sales were a meaningful contributor to net sales, as higher capacity utilization at customer plants led to an increasing need for services and spare parts. This period is also typically a strong sales period for the MHPS segment as many industrial crane customers service their equipment when plants are shut down over the summer.

Loss from operations included from the date of acquisition was $2.6 million. These results included charges of $19.3 million related to the revaluation of inventory at the acquisition date of Demag Cranes AG and $5.0 million related primarily to the incremental amortization of revalued tangible and intangible assets. While the effects of purchase accounting adversely impacted the third quarter performance of the new MHPS segment, the Company is optimistic about the longer term opportunities for this business.

Materials Processing: Net sales for the MP segment for the third quarter of 2011 increased $27.5 million, or 19.2%, to $171.1 million versus the third quarter of 2010.  Adjusting for the translation effect of foreign currency exchange rate changes, net sales increased approximately 13% from the comparable prior year period. Machine and parts sales were particularly strong in Canada, Australia and South Africa, with increases in most markets with the exception of southern Europe where customers have experienced difficulties in obtaining financing.  New mobile machines with increased capacities continue to drive sales as they gain acceptance in the market and approach capacities of static equipment. This increase was slightly offset by some weakness recently experienced in the crushing equipment market.

Income from operations in the third quarter of 2011 was $12.4 million, or 7.2% of net sales, compared to income from operations of $10.3 million, or 7.2% of net sales, during the third quarter of 2010.  Operating performance was essentially unchanged as increased sales volumes, better manufacturing utilization, pricing and cost controls at many of the segment's facilities were offset by the negative effects of a facility impairment.

Corporate and Other / Eliminations: The loss from operations of $3.7 million during the third quarter of 2011 improved by $13.2 million compared to the prior year period, mainly due to the impact of a higher allocation of expenses to the business segments, less restructuring and increased government sales in the current year period.

Interest and Other Income (Expense): Interest expense, net of interest income in the third quarter of 2011 increased $0.6 million when compared to the third quarter of 2010, primarily driven by increased interest expense associated with the Demag Cranes AG acquisition, partially offset by reduced interest expense due to the retirement of debt over the past year. Other income (expense) changed by approximately $72 million from the prior year quarter.  The change was primarily driven by income in the current year period of approximately $76 million from the sale of shares of Bucyrus International and lower expense of approximately $5 million in the current year period associated with derivative instruments.  These were partially offset by acquisition related expenses in the current year period of approximately $14 million.

Taxes:   The effective tax rate for the third quarter of 2011 was 50.8%, as compared to an effective tax rate of negative 75.4% for the third quarter of 2010.  The higher tax rate recorded in 2011, compared to statutory tax rates, was mainly due to non-tax benefited losses, non-tax deductible expenses incurred to acquire Demag Cranes AG, and enactment of a reduction to tax rates in the United Kingdom.

Capital Structure:  The Company's liquidity at September 30, 2011 totaled $1,204.0 million, which comprised cash balances of $684.9 million and borrowing availability under the Company's revolving credit facilities of approximately $519 million. This included $145.1 million of cash and $71 million of borrowing availability at Demag Cranes AG that is available to support the Demag Cranes AG operations until the companies finalize a domination and profit and loss transfer agreement. Upon finalization of a domination and profit and loss transfer agreement, cash generated by Demag Cranes AG will be pooled with other Terex cash and be available to fund the Terex Group operations.

Liquidity at September 30, 2011 increased by $6.9 million compared to June 30, 2011 levels of $1,197.1 million. Significant items affecting liquidity this quarter included the acquisition of 81% of the shares of Demag Cranes AG for $1.1 billion which was partially funded by approximately $750 million in term loans under the Company's new bank facility, the cash balances and borrowing availability of Demag Cranes AG, the sale of the Company's remaining 2.6 million shares of Bucyrus International for approximately $239 million and the cash generated from operations of approximately $108 million.

Phil Widman, Terex's Senior Vice President and Chief Financial Officer, commented, “We are pleased that our new credit facility enabled us to complete the acquisition of majority ownership of Demag Cranes AG and provides us with $500 million of revolving credit availability until 2016.”

“We have pursued and will continue to pursue cash generation opportunities, including reductions in costs and working capital, reviewing alternatives for under-utilized assets, and selectively investing in our businesses to promote growth opportunities. While we generated approximately $106 million in free cash flow in the third quarter, this was below our expectations. We expect to generate approximately $200 - $250 million of free cash flow during the remainder of the year.”

Return on Invested Capital (ROIC) was 3.5% for the trailing twelve months ended September 30, 2011, reflecting the relatively low operating income generated during the period. Cash used in operations in the first nine months of 2011 was approximately $111 million, mainly driven by cash used for working capital of approximately $238 million. For the comparable period in 2010, cash used in operations was approximately $469 million. Debt, less cash and cash equivalents, increased $907.2 million in the third quarter of 2011, compared to the second quarter of 2011, to $1,631.7 million, primarily due to the acquisition of Demag Cranes AG.

Working Capital: Working Capital as a percent of Trailing Three Month Annualized Net Sales was 31.8% at September 30, 2011, as compared to 33.2% at June 30, 2011. Excluding the impact of the acquisition of Demag Cranes AG, Working Capital as a percent of Trailing Three Month Annualized Net Sales was 30.2%. The Company is targeting for its working capital as a percentage of net sales to be closer to 27% by year end. This is expected to come largely from reductions in inventory as deliveries of several large crane orders are scheduled to occur and the Company works to better plan its production and delivery schedules in line with demand. The Company continued to take advantage of early payment discounts from its suppliers where the returns were significantly greater than the amount received from short-term bank deposits.

Backlog: Backlog for orders deliverable during the next twelve months was approximately $2,144 million at September 30, 2011, an increase of approximately 75% and 22% from September 30, 2010 and June 30, 2011 respectively. Adjusting for the translation effect of foreign currency exchange rate changes, the backlog would have increased approximately 77% and 28% as compared to September 30, 2010 and June 30, 2011, respectively.

AWP segment backlog increased approximately 101% and 23% as compared to September 30, 2010 and June 30, 2011, respectively. Continued replacement of aging fleets was the primary driver of the increase from last year. Order activity was strong in the quarter across most product categories and geographies.

Construction segment backlog increased approximately 107% and decreased approximately 8% as compared to September 30, 2010 and June 30, 2011, respectively. Adjusting for the translation effect of foreign currency exchange rate changes, the segment backlog would have increased approximately 110% and decreased approximately 3% as compared to September 30, 2010 and June 30, 2011, respectively. This increase over the prior year period was due to high demand for material handlers in central Europe and compact equipment and backhoe loaders in Russia, Africa and India. Softening demand for trucks was the primary driver of the sequential decrease.
Cranes segment backlog increased approximately 8% and decreased approximately 15% as compared to September 30, 2010 and June 30, 2011, respectively. Adjusting for the translation effect of foreign currency exchange rate changes, the segment backlog would have increased approximately 9% and decreased approximately 10% as compared to September 30, 2010 and June 30, 2011, respectively. Increased interest in crawler cranes and the continuing strength in new products launched in North America were the primary drivers of the increase in backlog from the same time last year. Backlog was down compared to the prior quarter due to improvements in production execution resulting in sales out of backlog of larger mobile cranes and port equipment.

MHPS backlog was approximately $448 million at September 30, 2011. Industrial cranes had a strong order book particularly in the Standard and Process Crane businesses primarily driven by increased factory utilization.  Increased port capacity and increasing container traffic were the primary drivers of improved demand for mobile harbor cranes.

MP segment backlog decreased approximately 4% and 1% as compared to September 30, 2010 and June 30, 2011, respectively.  Adjusting for the translation effect of foreign currency exchange rate changes, the segment backlog would have decreased approximately 2% and increased approximately 3% as compared to September 30, 2010 and June 30, 2011, respectively. MP backlog changed primarily due to a slow-down in demand for mobile crushing products across North America and Europe, reflecting lower dealer confidence in the recovery and a seasonal element as winter approaches in many end markets. Dealer inventory has continued to remain at historically low levels.

The Glossary contains further details regarding backlog.

Conference call

The Company will host a conference call to review the financial results on Thursday, October 27, 2011 at 8:30 a.m. EDT. Ronald M. DeFeo, Chairman and CEO, will host the call. A simultaneous webcast of this call will be available on the Company's website, www.terex.com. To listen to the call, select “Investor Relations” in the “About Terex” section on the home page and then click on the webcast microphone link. Participants are encouraged to access the call 10 minutes prior to the starting time. The call will also be archived on the Company's website under “Audio Archives” in the “Investor Relations” section of the website.

Contact Information:

Tom Gelston
Vice President, Investor Relations
Phone: 203-222-5943
Email: thomas.gelston@terex.com

Forward-Looking Statements

This press release contains forward-looking information regarding future events or the Company's future financial performance based on the current expectations of Terex Corporation. In addition, when included in this press release, the words “may,” “expects,” “intends,” “anticipates,” “plans,” “projects,” “estimates” and the negatives thereof and analogous or similar expressions are intended to identify forward-looking statements. However, the absence of these words does not mean that the statement is not forward-looking. The Company has based these forward-looking statements on current expectations and projections about future events. These statements are not guarantees of future performance.

Because forward-looking statements involve risks and uncertainties, actual results could differ materially. Such risks and uncertainties, many of which are beyond the control of Terex, include among others: Our business is cyclical and weak general economic conditions affect the sales of our products and financial results; our ability to successfully integrate acquired businesses, including the recent acquisition of Demag Cranes AG; our ability to access the capital markets to raise funds and provide liquidity; our business is sensitive to government spending; our business is very competitive and is affected by our cost structure, pricing, product initiatives and other actions taken by competitors; the effects of operating losses; a material disruption to one of our significant facilities; our retention of key management personnel; the financial condition of suppliers and customers, and their continued access to capital; our providing financing and credit support for some of our customers; we may experience losses in excess of recorded reserves; our ability to obtain parts and components from suppliers on a timely basis at competitive prices; our ability to timely manufacture and deliver products to customers; the need to comply with restrictive covenants contained in our debt agreements; our ability to generate sufficient cash flow to service our debt obligations and operate our business; our business is global and subject to changes in exchange rates between currencies, regional economic conditions and trade restrictions; our international operations are subject to a number of potential risks, including changing regulatory environments and political instability; difficulties in managing and expanding into developing markets; possible work stoppages and other labor matters; compliance with applicable laws and regulations, particularly environmental and tax laws and regulations; litigation, product liability claims, patent claims, class action lawsuits and other liabilities; our ability to comply with an injunction and related obligations resulting from the settlement of an investigation by the United States Securities and Exchange Commission (“SEC”); our implementation of a global enterprise system and its performance; and other factors, risks and uncertainties that are more specifically set forth in our public filings with the SEC.

Actual events or the actual future results of Terex may differ materially from any forward-looking statement due to these and other risks, uncertainties and significant factors. The forward-looking statements speak only as of the date of this release. Terex expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement included in this release to reflect any changes in expectations with regard thereto or any changes in events, conditions, or circumstances on which any such statement is based.

As a result of the final court decree in August 2009 that formalized the settlement of an investigation of Terex by the SEC, for a period of three years, or such earlier time as Terex is able to obtain a waiver from the SEC, Terex cannot rely on the safe harbor provisions regarding forward-looking statements provided by the regulations issued under the Securities Exchange Act of 1934.

Terex Corporation is a diversified global manufacturer reporting in five business segments: Aerial Work Platforms, Construction, Cranes, Material Handling & Port Solutions and Materials Processing. Terex manufactures a broad range of equipment for use in various industries, including the construction, infrastructure, quarrying, mining, shipping, transportation, refining, energy and utility industries. Terex offers financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. Terex uses its website to make information available to its investors and the market at www.terex.com.

TEREX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(unaudited)
(in millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Net sales	$1,803.6	$1,075.8	$4,548.0	$3,091.6
Cost of goods sold	(1,528.0)	(911.9)	(3,890.3)	(2,674.3)
Gross profit	275.6	163.9	657.7	417.3
Selling, general and administrative expenses	(223.0)	(160.3)	(607.6)	(490.6)
Income (loss) from operations	52.6	3.6	50.1	(73.3)
Other income (expense)
Interest income	3.2	2.8	8.3	5.9
Interest expense	(37.1)	(36.1)	(93.2)	(107.4)
Loss on early extinguishment of debt	(1.4)	—	(7.7)	—
Other income (expense) - net	50.0	(21.5)	136.5	(25.9)
Income (loss) from continuing operations before income taxes	67.3	(51.2)	94.0	(200.7)
(Provision for) benefit from income taxes	(34.2)	(38.6)	(56.5)	21.9
Income (loss) from continuing operations	33.1	(89.8)	37.5	(178.8)
(Loss) income from discontinued operations - net of tax	—	(3.4)	5.8	(7.1)
(Loss) gain on disposition of discontinued operations- net of tax	—	(1.5)	(0.5)	593.9
Net income (loss)	33.1	(94.7)	42.8	408.0
Net income (loss) attributable to noncontrolling interest	3.8	(1.1)	5.3	(4.2)
Net income (loss) attributable to Terex Corporation	$36.9	$(95.8)	$48.1	$403.8
Amounts attributable to Terex Corporation common stockholders:
Income (loss) from continuing operations	36.9	$(90.9)	42.8	$(183.0)
(Loss) income from discontinued operations - net of tax	—	(3.4)	5.8	(7.1)
(Loss) gain on disposition of discontinued operations - net of tax	—	(1.5)	(0.5)	593.9
Net income (loss) attributable to Terex Corporation	$36.9	$(95.8)	$48.1	$403.8
Basic Earnings (loss) Per Share Attributable to Terex Corporation
Common Stockholders:
Income (loss) from continuing operations	$0.34	$(0.84)	$0.39	$(1.68)
(Loss) income from discontinued operations - net of tax	—	(0.03)	0.05	(0.07)
(Loss) gain on disposition of discontinued operations - net of tax	—	(0.01)	—	5.47
Net income (loss) attributable to Terex Corporation	$0.34	$(0.88)	$0.44	$3.72
Diluted Earnings (loss) Per Share Attributable to Terex Corporation
Common Stockholders:
Income (loss) from continuing operations	$0.33	$(0.84)	$0.38	$(1.68)
(Loss) income from discontinued operations - net of tax	—	(0.03)	0.05	(0.07)
(Loss) gain on disposition of discontinued operations - net of tax	—	(0.01)	—	5.47
Net income (loss) attributable to Terex Corporation	$0.33	$(0.88)	$0.43	$3.72
Weighted average number of shares outstanding in per share
calculation
Basic	109.6	108.8	109.5	108.6
Diluted	110.3	108.8	110.8	108.6

The accompanying notes are an integral part of these condensed consolidated financial statements.

TEREX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
(unaudited)
(in millions, except par value)

	Sept 30, 2011	Dec 31, 2010
Assets
Current assets
Cash and cash equivalents	$684.9	$894.2
Investments in marketable securities	2.7	521.4
Trade receivables (net of allowance of $43.2 and $46.8 at September 30, 2011
and December 31, 2010, respectively)	1,202.3	782.5
Inventories	1,893.5	1,448.7
Deferred taxes	124.3	23.4
Other current assets	264.1	298.7
Total current assets	4,171.8	3,968.9
Non-current assets
Property, plant and equipment - net	879.3	573.5
Goodwill	1,302.7	492.9
Intangible assets - net	528.3	140.4
Deferred taxes	64.1	90.5
Other assets	380.5	250.2
Total assets	$7,326.7	$5,516.4

Liabilities and Stockholders' Equity
Current liabilities
Notes payable and current portion of long-term debt	$74.6	$346.8
Trade accounts payable	804.6	570.0
Accrued compensation and benefits	247.4	128.5
Accrued warranties and product liability	103.9	86.4
Customer advances	214.6	95.8
Income taxes payable	234.4	186.8
Other current liabilities	343.9	259.9
Total current liabilities	2,023.4	1,674.2
Non-current liabilities
Long-term debt, less current portion	2,242.0	1,339.5
Retirement plans and other	792.5	391.3
Total liabilities	5,057.9	3,405.0
Commitments and contingencies
Stockholders' equity
Common stock, $.01 par value - authorized 300.0 shares; issued 121.8 and 121.2
shares at September 30, 2011 and December 31, 2010, respectively	1.2	1.2
Additional paid-in capital	1,272.4	1,264.2
Retained earnings	1,364.8	1,316.7
Accumulated other comprehensive(loss) income	(47.9)	100.4
Less cost of shares of common stock in treasury - 13.0 and 13.1 shares at
September 30, 2011 and December 31, 2010, respectively	(598.8)	(599.3)
Total Terex Corporation stockholders' equity	1,991.7	2,083.2
Noncontrolling interest	277.1	28.2
Total stockholders' equity	2,268.8	2,111.4
Total liabilities and stockholders' equity	$7,326.7	$5,516.4

The accompanying notes are an integral part of these condensed consolidated financial statements.

TEREX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(unaudited) (in millions)

	Nine Months Ended September 30,
	2011	2010
Operating Activities of Continuing Operations
Net income	$42.8	$408.0
Adjustments to reconcile net income to net cash used in operating activities of continuing operations:
Discontinued operations	(5.3)	(586.8)
Depreciation and amortization	89.3	74.3
Deferred taxes	(17.5)	106.4
Gain on sale of assets	(172.0)	(1.4)
Stock-based compensation expense	18.3	28.1
Changes in operating assets and liabilities (net of effects of acquisitions and divestitures):
Trade receivables	(193.8)	(157.6)
Inventories	(145.3)	(206.5)
Trade accounts payable	101.5	32.0
Other, net	170.8	(165.3)
Net cash used in operating activities of continuing operations	(111.2)	(468.8)
Investing Activities of Continuing Operations
Capital expenditures	(63.6)	(36.9)
Acquisitions of business net of cash acquired	(1,013.5)	—
Proceeds from disposition of discontinued operations	0.5	1,002.0
Investments in derivative securities	(16.1)	(21.1)
Proceeds from sale of assets	537.0	7.3
Other investing activities, net	(2.2)	(4.7)
Net cash (used in) provided by investing activities of continuing operations	(557.9)	946.6
Financing Activities of Continuing Operations
Principal repayments of long-term debt	(297.6)	(2.0)
Proceeds from issuance of long-term debt	740.6	—
Net borrowings (repayments) under revolving line of credit agreements	33.5	(25.5)
Payment of debt issuance costs	(25.8)	(7.1)
Purchase of noncontrolling interest	—	(12.9)
Distributions to noncontrolling interest	—	(3.4)
Other financing activities, net	4.9	—
Net cash provided by (used in) financing activities of continuing operations	455.6	(50.9)
Cash Flows From Discontinued Operations
Net cash used in operating activities of discontinued operations	—	(53.1)
Net cash provided by investing activities of discontinued operations	—	0.1
Net cash used in financing activities of discontinued operations	—	—
Net cash used in discontinued operations	—	(53.0)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	4.2	9.2
Net (Decrease) Increase in Cash and Cash Equivalents	(209.3)	383.1
Cash and Cash Equivalents at Beginning of Period	894.2	971.2
Cash and Cash Equivalents at End of Period	$684.9	$1,354.3

The accompanying notes are an integral part of these condensed consolidated financial statements.

TEREX CORPORATION AND SUBSIDIARIES
SEGMENT RESULTS DISCLOSURE
(unaudited)
(in millions)

	Third Quarter				Year-to-Date
	2011		2010		2011		2010
		% of		% of		% of		% of
		Net Sales		Net Sales		Net Sales		Net Sales
Consolidated
Net sales	$1,803.6		$1,075.8		$4,548.0		$3,091.6
Gross profit	275.6	15.3%	163.9	15.2%	657.7	14.5%	417.3	13.5%
SG&A	223.0	12.4%	160.3	14.9%	607.6	13.3%	490.6	15.9%
Income (loss) from operations	$52.6	2.9%	$3.6	0.3%	$50.1	1.1%	$(73.3)	(2.4)%

AWP
Net sales	$448.7		$282.3		$1,312.6		$733.5
Gross profit	73.5	16.4%	49.5	17.5%	198.0	15.1%	95.9	13.1%
SG&A	46.5	10.4%	35.5	12.6%	137.9	10.5%	104.1	14.2%
Income (loss) from operations	$27.0	6.0%	$14.0	5.0%	$60.1	4.6%	$(8.2)	(1.1)%

Construction
Net sales	$395.4		$284.7		$1,096.6		$765.0
Gross profit	36.2	9.2%	27.5	9.7%	118.9	10.8%	59.6	7.8%
SG&A	42.6	10.8%	35.2	12.4%	134.5	12.3%	107.3	14.0%
Loss from operations	$(6.4)	(1.6)%	$(7.7)	(2.7)%	$(15.6)	(1.4)%	$(47.7)	(6.2)%

Cranes
Net sales	$543.6		$368.7		$1,406.0		$1,231.5
Gross profit	85.0	15.6%	58.4	15.8%	175.9	12.5%	193.5	15.7%
SG&A	59.1	10.9%	54.5	14.8%	206.5	14.7%	175.7	14.3%
Income (loss) from operations	$25.9	4.8%	$3.9	1.1%	$(30.6)	(2.2)%	$17.8	1.4%

Material Handling and Port Solutions
Net sales	$256.0		$—		$256.0		$—
Gross profit	47.8	18.7%	—	n/a	47.8	18.7%	—	n/a
SG&A	50.4	19.7%	—	n/a	50.4	19.7%	—	n/a
Loss from operations	$(2.6)	(1.0)%	$—	n/a	$(2.6)	(1.0)%	$—	n/a

MP
Net sales	$171.1		$143.6		$512.0		$387.3
Gross profit	31.5	18.4%	25.2	17.5%	105.1	20.5%	65.3	16.9%
SG&A	19.1	11.2%	14.9	10.4%	59.3	11.6%	46.1	11.9%
Income from operations	$12.4	7.2%	$10.3	7.2%	$45.8	8.9%	$19.2	5.0%

Corporate/Eliminations
Net sales	$(11.2)		$(3.5)		$(35.2)		$(25.7)
Gross profit	1.6	(14.3)%	3.3	(94.3)%	12.0	(34.1)%	3.0	(11.7)%
SG&A	5.3	(47.3)%	20.2	(577.1)%	19.0	(54.0)%	57.4	(223.3)%
Loss from operations	$(3.7)	33.0%	$(16.9)	482.9%	$(7.0)	19.9%	$(54.4)	211.7%

GLOSSARY

In an effort to provide investors with additional information regarding the Company's results, Terex refers to various GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures which management believes provides useful information to investors. These non-GAAP measures may not be comparable to similarly titled measures being disclosed by other companies. In addition, the Company believes that non-GAAP financial measures should be considered in addition to, and not in lieu of, GAAP financial measures. Terex believes that this non-GAAP information is useful to understanding its operating results and the ongoing performance of its underlying businesses. Management of Terex uses both GAAP and non-GAAP financial measures to establish internal budgets and targets and to evaluate the Company's financial performance against such budgets and targets.

As changes in foreign currency exchange rates have a non-operating impact on our financial results, we believe excluding the effect of these changes assists in the assessment of our business results between periods. We calculate the translation effect of foreign currency exchange rate changes by translating the current period results at the rates that the comparable prior periods were translated to isolate the foreign exchange component of the fluctuation from the operational component. Similarly, the impact of changes in our results from acquisitions that were not included in comparable prior periods is subtracted from the absolute change in results to allow for better comparability of results between periods.

The amounts described below are unaudited, are reported in millions of U.S. dollars (except per share data and percentages), and are as of or for the period ended September 30, 2011, unless otherwise indicated.

After-tax gains or expense and per share amounts are calculated using pre-tax amounts, applying a tax rate based on normal jurisdictional rates to arrive at an after-tax amount. This number is divided by the weighted average diluted shares to provide the impact on earnings per share. The Company assesses the impact of these items because when providing guidance on earnings per share, the Company adjusts for items it believes are not reflective of operating activities in the periods.

Third Quarter 2011	Pre-Tax	Tax Rate	After-Tax	EPS*

Gain on sale of BUCY shares	76.2	35.7%	49.0	$0.44
Acquisition Related Costs	(30.3)	**	(24.6)	(0.22)
Purchase Accounting Adjustment - Inventory	(19.3)	30.7%	(13.4)	(0.12)
Debt - Early Extinguishment	(1.4)	35.7%	(0.9)	(0.01)
Restructuring & Impairment	(6.0)	**	(4.4)	(0.04)
Brazil Net Settlement Impact	2.1	**	1.4	0.01
Change in UK Rate	—	n/a	(3.3)	(0.03)
Total EPS Effect	21.3		3.8	0.03

* Based on weighted average diluted shares of 110.3M
** Based on jurisdictional blend

Third Quarter 2010	Pre-Tax	Tax Rate	After-Tax	EPS*
Derivative Mark to Market	(20.8)	35.4%	(13.4)		(0.12)
Valuation Allowance		**	(21.1)		(0.19)
Uncertain Tax Positions		**	(11.7)		(0.11)
US NOL Carry Back		**	(6.4)		(0.06)
Change in UK rate		**	(2.4)		(0.02)
Restructuring impairment	(2.5)	**	(1.8)		(0.03)
Provision for foreign duty	5.0	34%	3.3		0.03
South Africa distribution realignment	(3.4)	29%	(2.4)		(0.02)
Total EPS Effect	(21.7)		(55.9)		(0.52)

* Based on weighted average diluted shares of 108.8M
** Based on jurisdictional blend

Backlog is defined as firm orders that are expected to be filled within one year. The disclosure of backlog aids in the analysis of the Company's customers' demand for product, as well as the ability of the Company to meet that demand. The backlog of the various Terex businesses is not necessarily indicative of sales to be recognized in a specified future period.

	Sept 30, 2011	Sept 30, 2010	% change	June 30, 2011	% change

Consolidated Backlog	$2,144.0	$1,222.7	75%	$1,760.5	22%

AWP	$550.7	$274.6	101%	$447.8	23%

Construction	$275.9	$133.4	107%	$301.1	(8%)

Cranes	$776.6	$718.5	8%	$918.0	(15%)

MHPS	$448.1	$—	n/a	$—	n/a

MP	$92.7	$96.1	(4%)	$93.6	(1%)

Days Payable Outstanding is calculated by dividing Trade accounts payable by the product of the trailing three months Cost of goods sold multiplied by four, which ratio is multiplied by 365 days.

Days Payable Outstanding
	Sept 30, 2011		June 30, 2011
Trade Accounts Payable	$804.6		$651.6
Adjusted Cost of goods sold for the three months ended	1,736.2	^	1,273.3
	x 4		x 4
Annualized cost of goods sold	$6,944.8		$5,093.2

Quotient	0.1159		0.1279
	X 365 days		X 365 days
Days Payable Outstanding	42 days		47 days

^ Demag Cranes' AG Net Sales of $256.0M and Cost of Goods Sold of $208.2M were doubled for these calculations to approximate a three month period.

Days Sales Outstanding is calculated by dividing Trade receivables by the trailing three months Net sales multiplied by four, which ratio is multiplied by 365 days.

Days Sales Outstanding
	Sept 30, 2011		June 30, 2011
Trade Receivables	$1,202.3		$940.2
Adjusted Net sales for the three months ended	2,059.6	^	1,488.2
	x 4		x 4
Annualized net sales	$8,238.4		$5,952.8

Quotient	0.1459		0.1579
	x 365 days		x 365 days
Days Sales Outstanding	53 days		58 days

^ Demag Cranes' AG Net Sales of $256.0M and Cost of Goods Sold of $208.2M were doubled for these calculations to approximate a three month period.

Debt is calculated using the Consolidated Balance Sheet amounts for Notes payable and current portion of long-term debt plus Long-term debt, less current portion. It is a measure that aids in the evaluation of the Company's financial condition.

Long term debt, less current portion	$2,242.0
Notes payable and current portion of long-term debt	74.6
Debt	$2,316.6

EBITDA is defined as earnings, before interest, taxes, depreciation and amortization. The Company calculates this by adding the amount of depreciation and amortization expenses that have been deducted from income from operations back into income from operations to arrive at EBITDA. Depreciation and amortization amounts reported in the Consolidated Statement of Cash Flows include amortization of debt issuance costs that are recorded in Other income (expense) - net and, therefore, are not included in EBITDA. Terex believes that disclosure of EBITDA will be helpful to those reviewing its performance, as EBITDA provides information on Terex's ability to meet debt service, capital expenditure and working capital requirements, and is also an indicator of profitability.

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
Income (loss) from operations	$52.6	$3.6	$50.1	$(73.3)
Depreciation	26.3	18.6	67.0	55.8
Amortization	9.9	6.1	22.3	18.3
Bank fee amortization not included in Income (loss) from operations	(1.9)	(1.8)	(5.1)	(5.1)
EBITDA	$86.9	$26.5	$134.3	$(4.3)

Free cash flow is defined as income from operations plus depreciation, amortization, proceeds from the sale of fixed assets, plus or minus changes in working capital, customer advances and rental/demo equipment and less capital expenditures.

Three months ended Sept 30, 2011
Income from operations	52.6
Depreciation and amortization	36.2
Proceeds from sale of fixed assets	5.1
Changes in working capital	51.4
Customer advances	(10.0)
Rental/demo equipment	1.3
Capital expenditures	(30.8)
Free cash flow	105.8

Gross Margin is defined as the ratio of Gross Profit to Net Sales.

Income from operations as adjusted

	Three months ended Sept 30,
	2011	2010
Income (loss) from operations as reported	$52.6	$3.6
Purchase Price Adjustment	19.3	—
Restructuring & Impairment	6.0	2.5
Provision for foreign duty	—	(5.0)
South Africa distribution realignment	—	3.4
Other Items	(0.2)	—
Income from operations as adjusted	$77.7	$4.5

Inventory Turns and Days: Inventory Turns is calculated by dividing annualized cost of sales by the inventory balance. Days inventory is calculated by dividing 365 days by the inventory turns result.

Inventory Turns and Days
	Sept 30, 2011		June 30, 2011
Inventory	$1,893.5		$1,685.7
Adjusted Cost of goods sold for the three months ended	1,736.2	^	1,273.3
	x 4		x 4
Annualized cost of sales	$6,944.8		$5,093.2

	365 days	/	365 days	/
Inventory turns	3.67	x	3.02	x
Days Inventory	100 days		121 days

^ Demag Cranes' AG Net Sales of $256.0M and Cost of Goods Sold of $208.2M were doubled for these calculations to approximate a three month period.

Operating Margin is defined as the ratio of Income (Loss) from Operations to Net Sales.

Return on Invested Capital (“ROIC”) is determined by dividing the sum of Net Operating Profit After Tax (“NOPAT”) (as defined below) for each of the previous four quarters by the average of the sum of Total stockholders' equity plus Debt (as defined above) less Cash and cash equivalents for the previous five quarters. NOPAT, which is a non-GAAP measure, for each quarter is calculated by multiplying Income (loss) from continuing and discontinued operations by a figure equal to one minus the effective tax rate of the Company. The Company believes that earnings from discontinued operations, as well as the net assets that comprise those operations invested capital, should be included in this calculation because it captures the financial returns on its capital allocation decisions for the measured periods. Furthermore, the Company believes that returns on capital deployed in Terex Financial Services (“TFS”) do not represent management of the Company's primary operations and, therefore, TFS finance receivable assets and results of operations have been excluded from the calculation below. Additionally, the Company does not believe that the deferred gain on marketable securities and specifically the shares of Bucyrus (“BUCY shares”), held from the sale of our Mining business, is reflective of its ongoing operations and has been excluded from the calculation below. The effective tax rate is equal to the (Provision for) benefit from income taxes divided by Income (loss) before income taxes for the respective quarter. The Company calculates ROIC using the last four quarters' NOPAT as this represents the most recent twelve-month period at any given point of determination. In order for the denominator of the ROIC ratio to properly match the operational period reflected in the numerator, the Company includes the average of five quarters' ending balance sheet amounts so that the denominator includes the average of the opening through ending balances (on a quarterly basis) over the same time period as the numerator (four quarters of average invested capital).

Terex management and the Board of Directors use ROIC as one of the primary measures to assess operational performance and in connection with certain compensation programs. Terex utilizes ROIC as a unifying metric because management believes that it measures how effectively the Company invests its capital and provides a better measure to compare the Company to peer companies to assist in assessing how it drives operational improvement. ROIC measures return on the amount of capital invested in the Company's primary businesses excluding TFS, as opposed to another metric such as return on Terex Corporation stockholders' equity that only incorporates book equity, and is thus a more accurate and descriptive measure of the Company's performance. Terex also believes that adding Debt less Cash and cash equivalents to Total Terex Corporation stockholders' equity provides a better comparison across similar businesses regarding total capitalization, and that ROIC highlights the level of value creation as a percentage of capital invested.

See reconciliation of adjusted amounts below on table following ROIC table. Amounts are as of and for the three months ended for the periods referenced in the table below.

	Sept '11	Jun '11	Mar '11	Dec '10	Sept '10
Provision for (benefit from) income taxes as adjusted	$7.0	$2.5	$(18.8)	$3.2
Divided by: Loss before income taxes as adjusted	(8.9)	(23.6)	(41.4)	(37.7)
Effective tax rate as adjusted	(78.6)%	(10.6)%	45.4%	(8.5)%

Income (loss) income from operations as adjusted	$53.1	$7.1	$(8.2)	$0.8
Multiplied by: 1 minus Effective tax rate as adjusted	178.6%	110.6%	54.6%	108.5%
Adjusted net operating income (loss) after tax	$94.8	$7.9	$(4.5)	$0.9

Debt (as defined above)	$2,316.6	$1,426.5	$1,417.1	$1,686.3	$1,973.2
Less: Cash and cash equivalents	(684.9)	(702.0)	(723.7)	(894.2)	(1,354.3)
Debt less Cash and cash equivalents	$1,631.7	$724.5	$693.4	$792.1	$618.9

Total Terex Corporation stockholders' equity as adjusted	$1,854.4	$1,999.3	$1,998.6	$1,907.2	$2,000.4

Debt less Cash and cash equivalents plus Total Terex Corporation stockholders' equity as adjusted	$3,486.1	$2,723.8	$2,692.0	$2,699.3	$2,619.3

Sept 30, 2011 ROIC	3.5%
Adjusted net operating income (loss) after tax (last 4 quarters)	$99.1
Average Debt less Cash and cash equivalents plus Total Terex
Corporation stockholders' equity as adjusted (5 quarters)	$2,844.1

Reconciliation of Loss before income taxes:	Three months ended 9/30/11	Three months ended 6/31/11	Three months ended 3/31/11	Three months ended 12/31/10
Income (loss) from continuing operations before income taxes	$67.3	$16.5	$10.2	$(37.6)
Less: Gain realized on sale of BUCY shares	(76.2)	(40.0)	(51.6)	—
Loss from discontinued operations before income taxes	—	(0.1)	—	(0.1)
Loss before income taxes as adjusted	$(8.9)	$(23.6)	$(41.4)	$(37.7)

Reconciliation of income (loss) from operations:
Income (loss) from operations as reported	$52.6	$6.8	$(9.3)	$(0.5)
Loss from operations for TFS	0.5	0.4	1.1	1.3
Loss from operations for discontinued operations	—	(0.1)	—	—
Income (loss) from operations as adjusted	$53.1	$7.1	$(8.2)	$0.8

Reconciliation of Provision for (Benefit from) income taxes:
Provision for (benefit from) income taxes as reported	$34.2	$16.3	$6.0	$(4.9)
Provision for income taxes on realized gain for sale of BUCY shares	(27.2)	(14.3)	(18.4)	—
Provision for (benefit from) income taxes for discontinued operations	—	0.5	(6.4)	8.1
Provision for (benefit from) income taxes as adjusted	$7.0	$2.5	$(18.8)	$3.2

Reconciliation of Terex Corporation stockholders' equity:	As of 9/30/11	As of 6/30/11	As of 3/31/11	As of 12/31/10	As of 9/30/10
Terex Corporation stockholders' equity as reported	$1,991.7	$2,178.2	$2,157.9	$2,083.2	$2,064.3
TFS assets	(138.0)	(127.5)	(85.4)	(76.2)	(38.9)
Deferred (gain) loss on marketable securities	0.7	(51.4)	(73.9)	(99.8)	(25.0)
Terex Corporation stockholders' equity as adjusted	$1,854.4	$1,999.3	$1,998.6	$1,907.2	$2,000.4

Total Capitalization is a measure that aids in the evaluation of the Company's balance sheet. It is an integral component of certain financial metrics that are often used to evaluate the Company's valuation, liquidity and overall health. Total capitalization as of September 30, 2011 is defined as the sum of:

·	Total Terex Corporation stockholders' equity; and

·	Debt (as defined above);

·	Less: Cash and cash equivalents.

Total Terex Corporation stockholders' equity	$1,991.7
Debt (as defined above)	2,316.6
Less: Cash and cash equivalents	(684.9)
Total Capitalization	$3,623.4

Trailing Three Month Annualized Net Sales is calculated using the net sales for the quarter multiplied by four.

	Terex	Demag Cranes AG	Ex Demag Cranes AG
Third Quarter Net Sales	$1,803.6	$256.0	$1,547.6
x	4		4
Trailing Three Month Annualized Net Sales	$7,214.4		$6,190.4

Working Capital is calculated using the Consolidated Balance Sheet amounts for Trade receivables (net of allowance) plus Inventories less Trade accounts payable. The Company views excessive working capital as an inefficient use of resources, and seeks to minimize the level of investment without adversely impacting the ongoing operations of the business. As of September 30, 2011, working capital was:

	Terex	Demag Cranes AG	Ex Demag Cranes AG
Inventories	$1,893.5	$319.7	$1,573.8
Trade Receivables	1,202.3	267.3	935.0
Less: Trade Accounts Payable	(804.6)	(164.7)	(639.9)
Total Working Capital	$2,291.2	$422.3	$1,868.9

##

Terex Corporation
200 Nyala Farm Road, Westport, Connecticut 06880
Telephone: (203) 222-7170, Fax: (203) 222-7976, www.terex.com